UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                    (e) (1) Establishment of Performance Goals.

                             (i) On March 21, 2012, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2012 fiscal year under the Annual Bonus Plan. The goals for the executives are based on the Company’s pre-tax income. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target, and maximum for each of the executives included as named executive officers in the Company’s 2012 proxy statement is stated in the table below:

Name	Percent of Annual Base Salary at Threshold Payout	Percent of Annual Base Salary at Target Payout	Percent of Annual Base Salary at Maximum Payout

Ken C. Hicks	31.25%	125%	218.75%
Richard A. Johnson	18.75%	75%	131.25%
Robert W. McHugh	12.5%	50%	87.5%
Lauren B. Peters	12.5%	50%	87.5%
Gary M. Bahler	12.5%	50%	87.5%
Jeffrey L. Berk	12.5%	50%	87.5%

                              (ii) On March 21, 2012, the Compensation Committee established long-term incentive compensation performance goals for the 2012-2013 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, the payout structure of the executives’ long-term awards is as follows: (a) 50 percent of the award would be payable in cash under the Long-Term Incentive Compensation Plan, (b) 50 percent of the award would be payable in restricted stock units under the 2007 Stock Incentive Plan, as amended and restated (the “2007 Stock Incentive Plan”), and (c) both the cash portion and the restricted stock unit portion of the payout would be subject to a time-based, one-year holding period following the end of the performance period before payout to the executives.

          Individual long-term target awards are expressed as a percentage of the rate of the executive’s annual base salary as approved by the Compensation Committee on March 21, 2012. The percentages shown in the table below represent the percent of 2012 annual base salary rates that would be paid to each of the named executive officers, in cash and restricted stock units as described in the foregoing paragraph, only if the established goals are achieved.

Name	Performance Period	Percent of Annual Base Salary at Threshold Payout	Percent of Annual Base Salary at Target Payout	Percent of Annual Base Salary at Maximum Payout

Ken C. Hicks	2012-2013	43.75%	175%	350%
Richard A. Johnson	2012-2013	25.00%	100%	200%
Robert W. McHugh	2012-2013	18.75%	75%	150%
Lauren B. Peters	2012-2013	18.75%	75%	150%
Gary M. Bahler	2012-2013	18.75%	75%	150%
Jeffrey L. Berk	2012-2013	18.75%	75%	150%

The threshold, target and maximum number of restricted stock units for each executive was calculated on March 21, 2012 on the basis of that day’s closing stock price. The actual number of restricted stock units awarded will be based on the Company’s performance compared to targets. The value of the restricted stock units received by an executive will depend upon the Company’s stock price on the payment date.

                              (2) Stock Option Awards. On March 21, 2012, the Compensation Committee granted nonstatutory stock options to the following named executive officers under the 2007 Stock Incentive Plan. The options will vest in three equal installments, on March 21, 2013, March 21, 2014, and March 21, 2015. The options were granted at an exercise price of $30.92 per share, which was 100 percent of the fair market value (closing price) of a share of the Company’s Common Stock on the date of grant.

Name	Number of Shares

Ken C. Hicks	300,000
Richard A. Johnson	49,000
Robert W. McHugh	44,000
Lauren B. Peters	44,000
Gary M. Bahler	22,000
Jeffrey L. Berk	22,000

                              (3) Annual Base Salaries. On March 21, 2012, the Compensation Committee approved the annual base salaries, effective as of May 1, 2012, of the following executive officers of the Company who will be included as Named Executive Officers in the Company’s 2012 proxy statement. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary rate shown in the table may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year:

Name and Position	Year	Base Salary

Ken C. Hicks	2012	$1,100,000
Chairman of the Board, President and Chief Executive Officer
Richard A. Johnson	2012	$850,000
Executive Vice President and Group President – Retail Stores
Robert W. McHugh	2012	$635,000
Executive Vice President – Operations Support
Lauren B. Peters	2012	$500,000
Executive Vice President and Chief Financial Officer
Gary M. Bahler	2012	$540,000
Senior Vice President, General Counsel and Secretary
Jeffrey L. Berk	2012	$488,524
Senior Vice President – Real Estate

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: March 27, 2012	By:	/s/ Patricia A. Peck

Vice President – Human Resources